Ohr Pharmaceutical, Inc. S-4/A

Exhibit 10.15

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(c)

LICENSE AGREEMENT

Carnegie Mellon University – NeuBase Therapeutics, Inc.

This Agreement (hereinafter “this Agreement”) entered into as of 17th day of December, 2018 (“Effective Date”) by and between Carnegie Mellon University, a Pennsylvania not-for- profit corporation, having a principal place of business at 5000 Forbes Avenue, Pittsburgh, PA (“Carnegie Mellon”) and NeuBase Therapeutics, Inc. a Delaware corporation, having a principal place of business at 2730 Sidney Street, Suite 300, Pittsburgh, PA 15203 (“Licensee”).

Witnesseth

Whereas, Carnegie Mellon owns certain rights in certain technology relating to the detection and treatment of disease and is interested in licensing same; and,

Whereas, Licensee desires to acquire rights in and to that technology upon the terms and conditions herein set forth;

Now Therefore, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1. Certain Definitions (“Defined Terms”)

1.1. “Patent(s)” shall mean any patent application, including any continuation, continuation-in-part, divisional or modification filed in the U.S. or in any other country and any patent claiming priority therefrom or reissue thereof, which issues to Carnegie Mellon and specifically claims any of the Licensed Technology in existence on the Effective Date, and the patents and patent applications identified in Attachment A,.

1.2. “Licensed Technology” or “Technology” shall mean (a) the technology described in Attachment A on an “as is” basis on the Effective Date, and (b) Patents.

1.3. “Licensed Product” or “Product” shall mean any product and/or service which constitutes, is based on, incorporates or utilizes, wholly or in part, Licensed Technology, or the manufacture, use, sale, offer for sale, or importation of which would infringe any claim of a Patent.

1.4. “Year” refers to contract years of this Agreement, i.e. a twelve (12) month period starting with the date (or anniversary) of the Effective Date.

1.5. “Fiscal Quarter” or “Quarter” shall refer to the normal quarterly accounting periods of Licensee; if Licensee does not have normal quarterly accounting periods, then a “Fiscal Quarter” shall mean the calendar three months period commencing with January of each year.

1.6. “Dispose” or “Disposition” shall mean the use, sale, lease or other transfer.

1.7. “Revenue” shall mean the U.S. Dollar value of all consideration invoiced by Licensee and/or its Sublicensees for the Disposition of Licensed Product(s), other than the Disposition of Licensed Product(s) to Sublicensees and Affiliates for the purpose of conducting research on behalf of Licensee.

1.8. “Affiliate” shall mean any entity that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with Licensee. For the purpose of this definition, control means the direct or indirect ownership of at least fifty percent (50%) of (i) the stock shares entitled to vote for the election of directors or (ii) ownership interest.

1.9. “Net Sales” shall mean the total Revenues, less the total of all of the following deductions:

(a) customary and reasonable trade discounts actually allowed, refunds, returns and recalls according to generally accepted accounting principles ;

(b) sales tariffs, duties, and/or taxes, including but not limited to V.A.T. and/or use taxes, based on sales of the Licensed Products according to generally accepted accounting principles, but not including taxes when assessed on incomes derived from such sales;

(c) customary and reasonable freight, shipping, and outbound transportation prepaid or allowed according to generally accepted accounting principles;

(d) deductions for bad debt according to generally-accepted accounting principles; and

(e) amounts allowed or credited on returns according to generally accepted accounting principles.

No deduction shall be made for commissions paid to individuals or entities whether they be independent sales agents or persons regularly engaged or employed by Licensee and/or a sublicensee.

1.10. “Royalties” shall mean royalties which are calculated as a percentage of Net Sales and will be payable by Licensee to Carnegie Mellon under the provisions of this Agreement.

1.11. “Sublicense Fees” shall mean any consideration realized by Licensee from a sublicensee, excluding amounts payable to Licensee by a sublicensee on account of Net Sales.

1.12. “Dollar”, “U.S. Dollar” and “$ U.S.” shall mean lawful money of the United States of America.

1.13. “Prime Rate” shall mean the prime rate in the Wall Street Journal newspaper in its “Money Rates” column on the Effective Date.

1.14. “Field of Use” shall mean all uses related to the diagnosis, monitoring, and treatment of human and animal health including but not limited to therapeutics and diagnostics in any indication, and uses as research tools.

1.15. “Split Agreement” shall mean the split agreement between Carnegie Mellon and the Creators of Licensed Technology.

1.16. “Creators” shall mean the thirteen (13) persons identified in the Split Agreement, namely [* * *].

1.17. “Qualified IPO” shall mean an underwritten initial public offering by Licensee under the Securities Act of 1933, as amended, for its own account pursuant to a registration statement on Form S-l or its equivalent where the valuation of Carnegie Mellon’s initial eight and two tenths percent (8.2%) interest in Licensee immediately preceding such offering (and without giving effect thereto) is at least Four Million Dollars (U.S. $4,000,000).

1.18. “Qualified Sale” shall mean (i) a cash merger of Licensee with another entity in which, based upon the aggregate cash consideration delivered to Licensee’s Owners, the valuation of Carnegie Mellon’s eight and two tenths percent (8.2%) equity interest in Licensee is at least Four Million Dollars (U.S. $4,000,000) or (ii) a sale of substantially all the assets of Licensee to a third party in which, based upon the net proceeds from such sale distributed to the Owners of Licensee, the valuation of Carnegie Mellon’s eight and two tenths percent (8.2%) equity interest in Licensee is at least Four Million Dollars (U.S. $4,000,000).

1.19. “Change of Control Event” shall mean (i) a Qualified IPO, or (ii) a Qualified Sale.

1.20. “Shares” shall mean any of the following held by an Owner: (a) any limited liability company (“LLC”) units, capital stock or other equity interest in the Licensee; (b) any warrants, options or other rights to subscribe for or to acquire, directly or indirectly, LLC units, capital stock or other equity interest in the Licensee, whether or not then exercisable or convertible; (c) any LLC units, stock, notes, other securities, or other equity interest which is convertible into or exchangeable for, directly or indirectly, LLC units, capital stock, or other equity interest in Licensee, whether or not then convertible or exchangeable; and (d) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (a), (b) and (c) above by way of distribution, stock dividend or stock split or in connection with a combination of LLC units, capital stock, or other equity interest, recapitalization, merger, consolidation or other reorganization. As to any particular securities constituting Shares, such securities will cease to be Shares when they have been transferred in a public sale.

1.21. “Owner” shall mean owner of Shares in Licensee.

2. License Grant

2.1. Carnegie Mellon hereby grants to Licensee, and Licensee hereby accepts, an exclusive, world-wide right to the Patents and the Licensed Technology to make, have made, use, sell, offer to sell, import, and otherwise Dispose of Licensed Products within the Field of Use.

2.2. Carnegie Mellon hereby grants to Licensee the right to sublicense the Patents and the Technology without the right to further sublicense except (a) Licensee’s sublicensee (a “Sublicensee”) may sublicense to Sublicensee’s customers, distributors, and/or resellers the Licensed Technology in the ordinary course of business to the extent necessary for use and practice of the Licensed Product Disposed of by Sublicensee to said customers, distributors, and/or resellers or to Sublicensee’s suppliers manufacturing Licensed Products for or on behalf of Sublicensee to the extent necessary to manufacture Licensed Products for or on behalf of Sublicensee within the Field of Use; or (b) with the prior written agreement of Carnegie Mellon within the Field of Use.

(1) Any sublicenses granted by Licensee and Sublicensee to any person or entity, other than customers in the ordinary course of business and to the extent necessary for the use and practice of the Licensed Products Disposed of by Licensee to said customer, must provide that the obligations to Carnegie Mellon under this Agreement are met and will be conditioned upon and subject to the following conditions:

(a) Licensee will provide to Carnegie Mellon a copy of each sublicense within sixty (60) days of the date of each such sublicense has been entered into subject to redaction of confidential commercial terms that are not Revenue related.

(b) Further, any such sublicense entered into by Licensee will expressly include the following provisions for the benefit of Carnegie Mellon:

THE INTELLECTUAL PROPERTY, TECHNOLOGY, INFORMATION, PRODUCTS AND/OR MATERIALS FURNISHED OR MADE AVAILABLE HEREUNDER ARE FURNISHED OR MADE AVAILABLE, IN WHOLE OR IN PART, BY NEUBASE THERAPEUTICS, INC UNDER A LICENSE FROM CARNEGIE MELLON UNIVERSITY (“CARNEGIE MELLON”). CARNEGIE MELLON MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, EXCLUSIVITY OR RESULTS OBTAINED FROM USE OF ANY INTELLECTUAL PROPERTY, TECHNOLOGY, INFORMATION, PRODUCTS AND/OR MATERIALS FURNISHED OR PROVIDED. FURTHER, CARNEGIE MELLON MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO FREEDOM FROM PATENT, TRADEMARK, OR COPYRIGHT INFRINGEMENT, OR THEFT OF TRADE SECRETS AND DOES NOT ASSUME ANY LIABILITY HEREUNDER OR OTHERWISE FOR ANY INFRINGEMENT OF ANY PATENT, TRADEMARK, OR COPYRIGHT ARISING FROM THE USE OF THE INTELLECTUAL PROPERTY, TECHNOLOGY INFORMATION, PRODUCTS AND/OR MATERIALS.

CARNEGIE MELLON SHALL NOT BE LIABLE TO [INSERT NAME OF SUBLICENSEE] OR ANY THIRD PARTY FOR ANY REASON WHATSOEVER ARISING OUT OF OR RELATING TO THIS [INSERT NAME OF SUBLICENSE], INCLUDING ANY OF THE INTELLECTUAL PROPERTY, TECHNOLOGY, INFORMATION, PRODUCTS AND/OR MATERIALS FURNISHED OR MADE AVAILABLE HEREUNDER, FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES SUCH AS LOSS OF PROFITS OR INABILITY TO USE SAID INTELLECTUAL PROPERTY, TECHNOLOGY, INFORMATION, PRODUCTS AND/OR MATERIALS OR ANY APPLICATIONS OR DERIVATIONS THEREOF, EVEN IF CARNEGIE MELLON AND/OR ANY OF ITS LICENSEES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

[insert name of sublicensee] shall defend, indemnify and hold harmless Carnegie Mellon, its trustees, officers, employees, attorneys and agents from and against all claims or demands made against any one or more them (and any related losses, expenses and costs, including attorneys’ fees and expenses) arising out of or relating to [insert name of sublicensee]’s use or disposition of or act or omission regarding, the intellectual property, technology, information, products or materials furnished or provided hereunder and/or any goods or services which are based on or utilize any of the foregoing in whole or in part including but not limited to, any claims of product liability, personal injury (including, but not limited to, death), damage to property or violation of any laws or regulations including, but not limited to, claims of active or passive negligence.

Carnegie Mellon is an express third party beneficiary of this [insert name of sublicense].

2.3. Carnegie Mellon shall have the right to use the Patents and Licensed Technology for Carnegie Mellon research, educational, and academic purposes.

2.4. Nothing in this Agreement shall restrict non-commercial academic research or other not-for-profit scholarly activities, which are undertaken at a nonprofit or governmental institution in the Field of Use and/or in the area of Licensed Technology and/or any other areas. It is understood that this term does not restrict Licensee from enforcing the Patents against a commercial entity or commercial activity.

2.5. Licensee and any sublicensee, when Disposing of any Licensed Product, shall Dispose of the Licensed Product in compliance with all applicable governmental laws, rules, and regulations. Licensee shall keep Carnegie Mellon fully informed of, and shall use commercially reasonable efforts to resolve, any complaint by a governmental body relevant to the Licensed Products, except for complaints subject to Section 22 (Infringement) of this Agreement.

2.6. Carnegie Mellon retains the right, exercisable upon Licensee’s written consent, to grant nonexclusive licenses to practice the Licensed Technology in the Field of Use to third parties as a means to resolve disputes or settle claims, suits, or proceedings arising out of allegations that the Licensed Technology infringes upon the intellectual property rights of the third party. Each party shall promptly notify the other parties hereto of its receipt of any such allegations. Nothing in this Section 2.6 shall be construed as obligating Carnegie Mellon to resolve any dispute or to settle or defend any claim, suit, or proceeding arising out of Licensee’s Disposition of Licensed Products. If Carnegie Mellon grants such non-exclusive license, the economic terms of this Agreement will be adjusted accordingly. Carnegie Mellon retains the right to grant either exclusive or non-exclusive licenses for the Licensed Technology in fields of use other than the Field of Use for which the license hereunder is granted.

2.7. It is a condition of the continued existence of this Agreement that Creators of the Licensed Technology having any rights under Carnegie Mellon’s Intellectual Property Policy, who are or become (in the period two years after the Effective Date) Owners (other than through distribution of Shares received by Carnegie Mellon or purchase of Shares after a public offering or the sale of substantially all of the assets of Licensee to a third party), full-time or substantially full-time employees, full-time or substantially full-time consultants, or full-time or substantially full-time subcontractors of or to Licensee, before assuming such status regarding Licensee, have executed and delivered to Carnegie Mellon an assignment to Carnegie Mellon, in the form of Attachment B of this Agreement, of their rights as Creators to receive any amounts that would otherwise thereafter be due to them under Carnegie Mellon’s Intellectual Property Policy, under or by reason of implementation of this Agreement. Licensee will be required to provide to Carnegie Mellon a signed proof of waiver from any such Creator, who occupies the status of Owner or full-time or substantially full-time employee, full-time or substantially full-time consultant or full-time or substantially full-time subcontractor of Licensee at any time during the period commencing on or before the Effective Date and ending two years thereafter. Such information will be provided within five (5) days of the execution of this Agreement and will be updated within five (5) days of any changes in accordance with Section 23 (Notices).

2.8. This Agreement is subject to any government purpose license rights under 35 USC §202 (c) (4) and any march-in rights of the United States of America under 35 USC §203.

3. Term of this Agreement

The term of this Agreement shall conclude at the end of twenty (20) years from the Effective Date, or on the expiration date of the last-to-expire Patent, whichever comes later, unless otherwise terminated pursuant to another provision of this Agreement; except in the case where this Agreement is otherwise terminated earlier pursuant to another provision of this Agreement, at the expiration of the term of this Agreement, the rights and licenses granted to Licensee by Carnegie Mellon pursuant to Section 2 hereof shall thereafter survive in perpetuity, subject to and contingent upon Licensee’s compliance with the obligations specified in Section 16 (Indemnification), and 21 (Dispute Resolution) hereof.

4. Carnegie Mellon Shares

4.1. As partial consideration for the license rights granted by Carnegie Mellon herein: (a) within thirty (30) days from the Effective Date, Licensee will issue and deliver to Carnegie Mellon 820,000 of shares of common stock of Licensee (the “Common Stock”), which Common Stock shall constitute eight and two tenths percent (8.2%) of the then fully-diluted capitalization of Licensee, and (b) Licensee will issue a warrant to Carnegie Mellon (substantially in the form attached hereto as Attachment C of this Agreement), exercisable only upon the earlier of (i) the day that Licensee receives cumulative capital funding and/or cumulative Revenues equal to the sum of Two Million Dollars (U.S. $2,000,000) or (ii) thirty (30) days prior to any Change of Control Event that provides for the issuance of Shares, for a number of shares of Common Stock sufficient such that when added to the shares of Common Stock issued to Carnegie Mellon pursuant to clause (a) of this Section 4.1 Carnegie Mellon holds in the aggregate an amount equal to eight and two tenths percent (8.2%) of the fully-diluted capitalization of Licensee; provided, however, that for the purposes of calculating the above eight and two tenths percent (8.2%) only the first Two Million Dollars (U.S. $2,000,000) of capital funding shall be considered in the determination of Licensee’s fully-diluted capitalization.

4.2. Subject to the execution and delivery by Carnegie Mellon to the Company, and agreement to be bound by the obligations in, all transaction documents entered into by other purchasers participating in the applicable issuance of equity securities, including a purchase agreement, an investor rights agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including, without limitation, a 180-day lock-up agreement in connection with an Initial Public Offering), prior to a Qualified IPO or a Qualified Sale, Carnegie Mellon shall have preemptive rights with respect to additional issuances of equity securities (or securities convertible or exchangeable into equity securities) (“Equity Securities”), including without limitation issuances of Equity Securities to Licensee employees in exchange for cash, the effect of which will be that Carnegie Mellon shall have the right to subscribe for additional Equity Securities so as to maintain its eight and two tenths percent (8.2%) equity interest without dilution or diminution.

4.3. In any public offering of securities conducted by Licensee, which includes Shares held by Owners, Carnegie Mellon shall be entitled to participate on a pro rata basis to the same extent as such selling Owners (or any permitted transferee of such selling Owners) and on terms and conditions no less favorable to Carnegie Mellon than those provided to such selling Owners (or such permitted transferee); provided, however, that the rights contained in this Section 4.3 shall be subject to any future restrictions imposed on Owners by future financing or related transaction documents, or reasonable requests by Licensee’s underwriters in connection with any such public offering.

4.4. Carnegie Mellon shall have the right of co-sale such that, if another Owner desires to sell all or any part of his or its Shares, now owned or hereinafter acquired, any such sale of Shares will be subject to the following rights of co-sale. Carnegie Mellon shall have the right to sell to the purchaser of the stock, on the same terms and conditions, an amount of Shares equal to the number of Shares then owned by Carnegie Mellon equal to (i) the percentage of Carnegie Mellon Shares times the number of Shares to be sold or (ii) at the option of Carnegie Mellon, a lesser number of Shares (“Co-Sale Right”). The effect of this Co-Sale Right will be to equate, on a percentage ownership basis, the number of Shares sold by the selling Owner and each of the other Owners, which may prevent the selling Owner from selling the number of Shares which he or it originally intended to sell.

4.5. Notwithstanding the foregoing, the provisions of Section 4.4 shall not apply to any sale by a Owner in an underwritten public offering under an effective registration statement under the Securities Act of 1933, as amended.

5. Minimum Performance Requirements

5.1. Licensee shall use its best efforts to effect introduction of Licensed Technology into the commercial market as soon as possible; thereafter, until the expiration of this Agreement, Licensee shall keep Licensed Technology reasonably available to the public. For the purpose of clarity, “best efforts” means Licensee shall achieve the milestones listed in Section 5.2 below.

5.2. Licensee shall achieve the following milestones:

(i)	Submission of a business plan to Carnegie Mellon, by [* * *]

(ii)	Initial funding of $250,000 (including grants) attained by [* * *]

(iii)	Initial product specification developed and preliminary market testing for a Licensed Product for each invention listed in Attachment A completed by [* * *]

(iv)	Minimum development of a Licensed Product during the periods specified below:

a) From Effective Date until Year ending [* * *] = [* * *] in financing, and [* * *]

b) From Effective Date until Year ending [* * *] = [* * *] in financing, and [* * *]

c) From Effective Date until Year ending [* * *] = [* * *] in financing, [* * *], and a [* * *]

(v)	Minimum Revenues during the periods specified below:

a) From Effective Date until Year ending [* * *] = [* * *]

b) From Effective Date until Year ending [* * *] = [* * *]

5.3. Licensee’s failure to perform in accordance with Sections 5.1 or 5.2 herein shall be grounds for Carnegie Mellon to a) terminate this Agreement pursuant to Section 11.2 herein, b) terminate the license granted to any invention listed in Attachment A, or b) terminate the exclusivity of the license to any invention listed in Attachment A (by amending the word “exclusive” in the related license grant to read “non-exclusive”). However, Licensee may obtain one [* * *] extension to meet each milestone by payment of [* * *] to Carnegie Mellon.

6. Royalties and Payment Terms

6.1. Royalties payable by Licensee to Carnegie Mellon shall be [* * *] of Net Sales. However, no Royalties from Dispositions of Licensed Products by Licensee (but not any of its sublicensees) under this Section shall be due and payable to Carnegie Mellon for a period of three (3) years following the Effective Date or until the closing of a Change of Control Event, whichever may occur sooner. In the event that Licensee is legally required to pay bona fide royalties to a third party(ies) with respect to any Disposition of a Licensed Product for which Licensee is also legally required to pay Royalties to Carnegie Mellon under this Agreement, then Licensee shall be entitled to deduct fifty percent (50%) of such royalties paid to such third party(ies) with respect to that Disposition of a Licensed Product from the Royalties due to Carnegie Mellon under this Agreement for that Disposition of a Licensed Product; provided that such Royalties due to Carnegie Mellon shall in no event be less than [* * *] of Net Sales.

6.2. Licensee shall pay to Carnegie Mellon [* * *] of Sublicense Fees.

6.3. Royalties and Sublicense Fees payable to Carnegie Mellon shall be paid by Licensee to Carnegie Mellon, as set forth in this Section 6, for each Fiscal Quarter within sixty (60) days after the end of such Fiscal Quarter, until this Agreement expires or is terminated in accordance with the terms of this Agreement. If this Agreement terminates before the end of a Fiscal Quarter, the payment for the terminal fractional portion of a Fiscal Quarter shall be made within ninety (90) days after the date of termination of this Agreement. All Royalties and other amounts payable hereunder shall be paid in U.S. Dollars and shall be made by wire transfer to Carnegie Mellon’s account No. [* * *], or by Licensee’s check sent in accordance with Section 22 (Notices).

6.4. All amounts payable hereunder which are overdue shall bear interest until paid at a rate equal to the Prime Rate in effect at the date such amounts were due plus four percent (4%) per annum, but in no event to exceed the maximum rate of interest permitted by applicable law. This provision for interest shall not be construed as a waiver of any rights Carnegie Mellon has as a result of Licensee’s failure to make timely payment of any amounts.

7. Reports and Audits

7.1. Licensee shall report Quarterly to Carnegie Mellon Net Sales and Revenues and Sublicense Fees which are subject to Royalty and other payments within sixty (60) days of the end of the relevant Quarter.

7.2. Licensee shall maintain accurate books and records such that the Royalties and other amounts due and payable hereunder can be easily ascertained. Such books and records shall be maintained at Licensee’s principal place of business. Licensee shall make available Licensee’s books and records for audit by Carnegie Mellon or its designee, and Licensee agrees to cooperate fully in any such audit, provided that Carnegie Mellon and its designee (if any) agree to protect the confidentiality of the information as to the customers of Licensee. Any such audit shall not be more frequent than annually. In the event of any deficiency in payment, in addition to paying the deficiency, if the audit determines that any amounts paid to Carnegie Mellon were deficient by more than five percent (5%), Licensee shall also pay the costs of the audit, all within thirty (30) days following written notice of such deficiency.

7.3. Licensee shall report to Carnegie Mellon the date of the first commercial Disposition of a Licensed Product within sixty (60) days of occurrence in each country.

7.4. Within sixty (60) days after the end of each of Licensee’s fiscal years, Licensee shall furnish Carnegie Mellon with a written report on the progress of its efforts during the immediately preceding fiscal year to develop and commercialize Licensed Products. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted, as outlined in Attachment D.

7.5. Within sixty (60) days after the end of each of Licensee’s fiscal years, Licensee shall provide Carnegie Mellon with Licensee’s financial statements for the immediately preceding fiscal year (including, at a minimum, an income statement, a statement of cash flows, and a balance sheet) that have been certified by Licensee’s treasurer, chief financial officer, or an independent auditor.

7.6. Carnegie Mellon shall keep confidential, not disclose to any third party and not use for any purpose other than monitoring Licensee’s performance under this Agreement and/or enforcing its rights under this Agreement, the terms of this Agreement and all reports, financial statements, documents and other confidential or proprietary information of Licensee provided to Carnegie Mellon’s Center for Technology Transfer and Enterprise Creation by Licensee under this Agreement; provided, however, that Carnegie Mellon may include in its annual reports totals derived from information received from Licensee (without attribution to Licensee) that show revenues generated by the Licensed Technology; and provided further that the non-disclosure and non-use obligations shall not apply to any information that (a) is or becomes part of the public domain other than by breach by Carnegie Mellon of this Section 7.6, or (b) is required to be disclosed by Carnegie Mellon pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law, provided that Carnegie Mellon shall limit the disclosure to such information that it is legally required to disclose. Notwithstanding the foregoing, to the extent that it is reasonably necessary as determined by Carnegie Mellon, Carnegie Mellon may disclose information it is otherwise obligated under this Section 7.6 not to disclose in confidence to its lawyers, accountants, auditors, trustees, inventors, funding sources, and financial advisors.

8. Improvements

8.1. [* * *].

8.2. Licensee will own all of the right, title and interest (including patents, copyrights, mask work rights, trade secrets and any other intellectual property rights, but excluding Patents) in and to the results of the collaboration between the parties that are developed solely by Licensee employees or agents, when acting as such.

8.3. Carnegie Mellon will own all of the right, title and interest (including patents, Patents, copyrights, Copyrights, mask work rights, trade secrets and any other intellectual property rights) in and to the results of the collaboration between the parties that are developed solely by Carnegie Mellon employees or agents, when acting as such.

8.4. If any other intellectual property rights are developed jointly by employees or agents of Carnegie Mellon and Licensee, each when acting as such, which would not constitute a Patent or Licensed Technology and which are not subject to another agreement between Carnegie Mellon and Licensee, Carnegie Mellon and Licensee shall jointly own (without any duty to account to the other for profits) all right, title and interest (including patents, copyrights, mask work rights, trade secrets, and other intellectual property rights) in and to the results of such joint development. If any technology or patentable invention which would not constitute a Patent or Licensed Technology arises out of such joint development by employees or agents of Carnegie Mellon and Licensee, each when acting as such, Carnegie Mellon and Licensee will engage in good faith efforts to mutually agree on whether and how to pursue patent, copyright or mask work protection of the invention in the U.S. and elsewhere.

8.5. [* * *].

9. Patents and Other Intellectual Property

9.1. Intellectual property rights to Licensed Technology such as Patent(s), patent(s), and Copyrights which may be obtainable will remain the property of Carnegie Mellon. Trademarks existing on the Effective Date belong to Carnegie Mellon.

9.2. Within thirty (30) days of the Effective Date, Licensee shall make a one-time payment to Carnegie Mellon of fifty-three thousand seven hundred ninety-two dollars and fifty cents (US$53,792.50) for patenting and other intellectual property protection costs incurred by Carnegie Mellon prior to the Effective Date and relating to the Licensed Technology. Thereafter, Licensee shall pay for or reimburse Carnegie Mellon for all fees and expenses related to future Patent expenses, within thirty (30) days of receipt of each notification or bill.

9.3. Carnegie Mellon has applied for, and/or will apply for and prosecute Patent coverage in any country if so requested by Licensee, at Licensee’s sole expense, for any and all Patents to the extent that such protection is reasonably obtainable.

9.4. Carnegie Mellon may, at its option and sole discretion and at its own expense pursue patent, copyright and/or trademark rights for Licensed Technology in any country for which coverage has not been requested by Licensee in accordance with Subsection 9.3 herein. If Licensee does not reimburse Carnegie Mellon for such amounts within thirty (30) days of the receipt of each notification or bill therefor, then Licensee shall have no rights relating to same in that country.

9.5. No less than forty-five (45) days before instituting any legal proceeding contesting the validity or enforceability or use of a license granted hereunder, Licensee shall give written notice to Carnegie Mellon of its intention to bring such a challenge and a detailed description of the legal and factual basis for such a challenge to preserve Carnegie Mellon’s ability to have any such challenge proceed in a forum convenient for Carnegie Mellon and to assist the parties in seeking to resolve the dispute without the need for judicial action.

9.6. In prosecution and maintenance of the Patents, Carnegie Mellon shall provide to Licensee drafts of any responses to advisory actions, office actions, amendments or the like in advance for Licensee to review and comment. Carnegie Mellon shall consider in good faith all comments made by Licensee.

10. Markings, Trademarks and Trade Names

10.1. If practicable, Licensee shall include in all sales, marketing literature and invoices relating to Licensed Product, a statement to the effect that “this product or portions thereof is manufactured under license from Carnegie Mellon University.”

10.2. If a Licensed Product falls within the scope of one or more claims of a pending application within Patents, and if required by law, Licensee shall mark each Licensed Product and/or packaging therefor, any time prior to sale, with Patent Pending”, and, if a Licensed Product falls within the scope of one or more claims of an unexpired patent within Patents, Licensee shall mark each Licensed Product and/or packaging therefor any time prior to sale, with the applicable patent number or numbers in accordance with the applicable laws of the countries in which the materials are intended to be used. Licensee may use virtual marking where appropriate.

10.3. Licensee acknowledges that the title to the Technology (including Copyright) shall remain with Carnegie Mellon.

10.4. Licensee acknowledges that it does not have any ownership rights or any title whatsoever in or to the Technology, any Carnegie Mellon trade name or in or to any of Carnegie Mellon’s trademarks, except as provided under this Agreement. Licensee shall neither register nor use any Carnegie Mellon trademarks or trade names. Any reference by Licensee to Carnegie Mellon beyond the above or beyond as otherwise provided in this Agreement may only be done with express written permission of Carnegie Mellon’s Director of the Center for Technology Transfer and Enterprise Creation.

11. Termination

11.1. In the event that Licensee defaults in the payment in full of any amount required to be paid under this Agreement on the date such payment is due, in addition to utilizing any other legal and/or equitable remedies, and fails to cure such default within thirty (30) days after written notice of such default from Carnegie Mellon, Carnegie Mellon shall have the right by written notice to Licensee to (a) terminate the exclusivity, if any, of any license hereunder (by amending the word “exclusive” in the related license grant to read “non-exclusive”) without any reduction in any of the payments due from Licensee or (b) terminate this Agreement. In addition to the foregoing, in the event that (a) Licensee shall make or offer to make any arrangement or composition with or for the benefit of its creditors, or (b) Licensee ceases or threatens to cease to carry on its business, or (c) Licensee is or becomes unable to pay its debts as they become due, or (d) Licensee commits any act of insolvency or bankruptcy, or (e) a petition or resolution for the making of an administration order or for the bankruptcy, winding-up or dissolution of Licensee is presented or passed, or (f) Licensee files a voluntary petition in bankruptcy or insolvency, or (g) a receiver or administrator takes possession of or is appointed over the whole or any part of the assets of Licensee, or (h) any analogous procedure is commenced against or by Licensee in any jurisdiction, Carnegie Mellon shall have the right by written notice to Licensee to terminate this Agreement.

11.2. In the event that either party to this Agreement defaults in the performance of any of its obligations hereunder (other than any of the defaults or events referred to in Section 11.1. hereof) and fails to cure such default within thirty (30) days after written notice of such default from such other party, the other party shall have the right by written notice to the defaulting party to terminate this Agreement.

11.3. In the event that any of (a) Licensee, or (b) an Affiliate of Licensee, or (c) a third party acting on behalf of Licensee or one of its Affiliates, challenges or disputes the validity or enforceability of any intellectual property rights licensed hereunder in any judicial or administrative proceeding in a court or agency of competent jurisdiction, Carnegie Mellon may, at its option and sole discretion, terminate the license or terminate exclusivity as to such challenged intellectual property by notice in writing to Licensee.

11.4. The Royalty rates and other amounts stated herein have been negotiated with the understanding that no court has made any determination as to the validity or enforceability of any Patent specifically claiming any of the Licensed Technology or whether any of Licensee’s products infringe any claim of any Patent. Licensee desires to obtain a license under the terms stated herein, without regard to the lack of such adjudication. In the event that Licensee or any Affiliate of Licensee challenges the validity or enforceability of any Patent in a court or agency of competent jurisdiction, or commences a judicial proceeding involving whether any of its products based on the Licensed Technology infringe any Patents or would infringe a Patent in the absence of this license, and such validity, enforceability or infringement is upheld in any such judicial or administrative proceeding (including a reexamination that results in issuance of amended claims), Royalties due and payable under Section 6.1 herein shall, effective immediately as of the date such validity, enforceability or infringement is upheld, increase to five and four tenths percent (5.4%) to take into account the additional certainty regarding Carnegie Mellon’s rights provided by such a resolution and to compensate Carnegie Mellon for the burden and expense of such challenge.

11.5. The termination of this Agreement pursuant to this Section 11 or pursuant to Section 3 hereof shall not terminate (a) the obligation of Licensee to pay any amounts which have accrued or would otherwise be required to be paid by Licensee under the terms of this Agreement, and (b) the obligations of Licensee under Sections 7 (Reports and Audits), 9 (Patents and Other Intellectual Property), 11 (Termination), 12 (Taxes), 15 (Confidentiality and Trade Secrets), 16 (Indemnification), 17 (Insurance), 21 (Dispute Resolution), and 22 (Infringement) hereunder.

11.6. Licensee may terminate this Agreement upon thirty (30) days advance written notice to Carnegie Mellon and payment to Carnegie Mellon in accordance with the following schedule:

Termination Date	Termination Payment Amount
Effective Date to December 31, 2019	$[* * *] USD
January 1, 2020 to December 31, 2020	$[* * *] USD
January 1, 2021 to December 31, 2021	$[* * *] USD
January 1, 2022 to December 31, 2022	$[* * *] USD
January 1, 2023 to December 31, 2023	$[* * *] USD
January 1, 2024 to December 31, 2024	$[* * *] USD
January 1, 2025 to December 31, 2038	$[* * *] USD

The termination fee is in addition to any amounts otherwise required to be paid by Licensee under the terms of this Agreement. However, Licensee is only required to pay the termination fee if, at the time of termination, a Patent in the United States contains a valid claim, a valid claim being: (i) a claim of a pending patent application included within the Patents that has been pending without grant of patent for no greater than five (5) years from the original priority date of the claim; and/or (ii) a claim of an issued and unexpired patent included within the Patents that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

11.7. Upon termination of this Agreement for any reason and as requested in writing by Sublicensee within sixty (60) days following termination, Carnegie Mellon shall within ninety (90) days receipt of the written request, negotiate in good faith with Sublicensee a direct license with Carnegie Mellon for the Technology and/or Patents; provided Sublicensee is not in breach of the applicable sublicense and whose sublicense was not granted in violation of this Agreement.

12. Taxes

Licensee shall pay all taxes which may be assessed or levied on, or on account of, the Licensed Products made or Disposed of and all taxes assessed or levied on, or on account of, the amounts payable to, or for the account of, Carnegie Mellon under this Agreement (other than Carnegie Mellon’s U.S. federal, state or local income or franchise taxes).

13. NO WARRANTY; LIMITATION AS TO TYPES OF DAMAGES

ANY AND ALL INFORMATION, MATERIALS, SERVICES, INTELLECTUAL PROPERTY AND OTHER PROPERTY AND RIGHTS GRANTED AND/OR PROVIDED BY CARNEGIE MELLON PURSUANT TO THIS AGREEMENT, INCLUDING THE LICENSED TECHNOLOGY ARE GRANTED AND/OR PROVIDED ON AN “AS IS” BASIS. CARNEGIE MELLON MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER, AND ALL SUCH WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CARNEGIE MELLON DOES NOT MAKE ANY WARRANTY OF ANY KIND RELATING TO EXCLUSIVITY, INFORMATIONAL CONTENT, ERROR-FREE OPERATION, RESULTS TO BE OBTAINED FROM USE, FREEDOM FROM PATENT, TRADEMARK AND COPYRIGHT INFRINGEMENT AND/OR FREEDOM FROM THEFT OF TRADE SECRETS. LICENSEE IS PROHIBITED FROM MAKING ANY EXPRESS OR IMPLIED WARRANTY TO ANY THIRD PARTY ON BEHALF OF CARNEGIE MELLON RELATING TO ANY MATTER, INCLUDING THE APPLICATION OF OR THE RESULTS TO BE OBTAINED FROM THE INFORMATION, MATERIALS, SERVICES, INTELLECTUAL PROPERTY OR OTHER PROPERTY OR RIGHTS, INCLUDING THE LICENSED TECHNOLOGY GRANTED AND/OR PROVIDED BY CARNEGIE MELLON PURSUANT TO THIS AGREEMENT

CARNEGIE MELLON SHALL NOT BE LIABLE TO LICENSEE OR ANY THIRD PARTY FOR ANY REASON WHATSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY BREACH OF THIS AGREEMENT) FOR LOSS OF PROFITS OR FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF CARNEGIE MELLON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR HAS OR GAINS KNOWLEDGE OF THE EXISTENCE OF SUCH DAMAGES.

14. Costs

All costs and expenses incurred by Licensee in carrying out Licensee’s obligations under this Agreement shall be paid by Licensee, and Licensee shall not be entitled to reimbursement from Royalties hereunder or otherwise therefor from Carnegie Mellon. Licensee and its sublicensees shall possess or obtain at its own expense all necessary licenses and permits and shall comply with all laws, ordinances, rules or regulations affecting the exportation or Disposition of Licensed Products, Licensed Technology and/or Derivatives.

15. Confidentiality

15.1. “Confidential Information” shall mean any information relating to the Licensed Technology, the terms of this Agreement (as from time to time amended), Patents, covered by this Agreement or information disclosed to Licensee in the manner set forth hereinafter. All such information shall be Confidential Information, including information disclosed to Licensee prior to the Effective Date, unless such information (a) was already in Licensee’s possession prior to the disclosure thereof by Carnegie Mellon as provided in subsection 15.1(1) hereof, (b) has been published or is published hereafter, unless such publication is a breach of this Agreement, (c) is received by Licensee from a third party not under an obligation of confidentiality with respect thereto, or (d) is independently developed by Licensee.

(1) In the event that such information shall be established to have been known to Licensee prior to the disclosure thereof by Carnegie Mellon by reference to any publication thereof by Licensee or by reference to any internal writing or other business record maintained by Licensee in the ordinary course of business, such information shall not be deemed to be Confidential Information for purposes of this Agreement following notification to Carnegie Mellon of such fact.

(2) With respect to any information not related to the Licensed Technology which is sought by Carnegie Mellon to be Confidential Information subject to this Agreement, Carnegie Mellon shall mark such information as “Confidential” prior to disclosing it to Licensee.

(3) With respect to any oral communication not related to the Licensed Technology which is deemed by Carnegie Mellon to be Confidential Information subject to this Agreement, Carnegie Mellon shall notify Licensee of such fact and within thirty (30) days thereafter Carnegie Mellon shall send a memorandum to Licensee outlining the information deemed to be Confidential Information.

15.2. Licensee shall maintain in confidence and shall not disclose to any person not a party hereto, nor shall Licensee use or exploit in any way without Carnegie Mellon’s written agreement, any Confidential Information until three (3) years after the later of the date of termination of this Agreement or the end of the term of the last to expire Patent, unless such information ceases to be Confidential Information prior to the end of such period through no fault of Licensee or Licensee and Carnegie Mellon enter into an agreement authorizing same. Notwithstanding the foregoing, Licensee may disclose Confidential Information to potential investors of Licensee strictly on a need-to-know basis as is necessary for such potential investor to make an investment decision in Licensee.

15.3. Licensee shall exercise all reasonable precautions to prevent the disclosure of Confidential Information by its employees or representatives, and in any event shall maintain with respect to such Confidential Information a standard of care which is no less than that standard which Licensee maintains to prevent the disclosure of its own confidential information but no less than a reasonable standard of care. Notwithstanding the foregoing, Licensee may disclose Confidential Information to potential investors of Licensee strictly on a need-to-know basis as is necessary for such potential investor to make an investment decision in Licensee.

15.4. Upon termination of this Agreement under Sections 11.1, 11.2, 11.3, or 11.6, Licensee agrees to return promptly to Carnegie Mellon, without copying, all originals and copies of all materials (other than this Agreement) containing any Confidential Information.

16. Indemnification

Licensee and its sublicensees shall defend, indemnify, and hold harmless Carnegie Mellon and its trustees, officers, employees, attorneys and agents from and against any liability, damage, loss or expense (including attorneys’ fees and expenses) incurred by or imposed upon any of Carnegie Mellon and/or its trustees, officers, employees, attorneys and agents in connection with any claim, suit, action or demand arising out of or relating to any exercise of any right or license granted or provided to Licensee and/or its sublicensees or any failure to perform any obligation of Licensee and/or any sublicensees under this Agreement and/or any sublicense, including any Disposition of Licensed Product(s), under any theory of liability (including without limitation, actions in the form of tort, warranty, or strict liability, or violation of any law, and regardless of whether such action has any factual basis).

17. Insurance

Licensee and each sublicensee shall, at its own expense, obtain prior to the first commercial sale of a Licensed Product, clinical trial, or use in humans, and maintain throughout the term of this Agreement, commercial general liability insurance with a limit of not less than [* * *] per occurrence and [* * *] aggregate for products liability and completed operations from an insurance company(ies) having a financial rating from AM Best or similar rating service of at least an “A-”. Carnegie Mellon shall be identified and named as an additional insured on such insurance policy(ies). Licensee agrees to provide and to cause each sublicensee to provide Carnegie Mellon with evidence of such insurance upon the execution of this Agreement (and thereafter from time to time as Carnegie Mellon may request).

18. No Acquiescence

No acquiescence in any breach of this Agreement by either party shall operate to excuse any subsequent or prior breach.

19. Entire Agreement

This Agreement supersedes all previous agreements relating to the subject matter hereof, whether oral or in a writing, and constitutes the entire agreement of the parties hereto relating to the subject matter hereof and may not be amended or altered in any respect except in a writing executed by the parties.

20. Governing Law

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles in that or any other jurisdiction.

21. Dispute Resolution

All claims and/or controversies of every kind and nature arising out of or relating to this Agreement, including any questions concerning its existence, negotiation, validity, meaning, performance, non-performance, breach, continuance or termination shall be settled (a) at Carnegie Mellon’s election, by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules and, in such case (i) the arbitration proceedings shall be conducted before a panel of three arbitrators, with each party selecting one disinterested arbitrator from a list submitted by the AAA and the two disinterested arbitrators selecting a third arbitrator from the list, (ii) each party shall bear its own cost of arbitration, (iii) all arbitration hearings shall be conducted in Allegheny County, Pennsylvania, and (iv) the provisions hereof shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court of before any administrative tribunal with respect to any claim or controversy arising out of or relating to this Agreement and which is arbitrable as provided in this Agreement, provided that either party may seek injunctive relief in a court of law or equity to assert, protect or enforce its rights in any intellectual property and/or confidential or proprietary information as described in this Agreement, or (b) in the event that Carnegie Mellon does not elect binding arbitration as permitted in point (a) above, exclusively in the U.S. District Court for the Western District of Pennsylvania or, if such Court does not have jurisdiction, in any court of general jurisdiction in Allegheny County, Pennsylvania and each party consents to the exclusive jurisdiction of any such courts and waives any objection which such party may have to the laying of venue in any such courts.

22. Infringement

22.1. So long as Licensee remains the exclusive licensee of any of the Patents in the Field of Use, Licensee shall have the right during the term of this Agreement to commence an action for infringement of any of those Patents against any third party for any infringement occurring within the Field of Use, provided that Licensee shall provide Carnegie Mellon sixty (60) days’ prior written notice of such infringement and of Licensee’s intent to file such action. Carnegie Mellon shall have the right at its own expense (subject to being reimbursed from any settlement amount or proceeds as provided herein) to appear in such action by counsel of its own selection. If required by the jurisdictional laws of the forum that any such action be prosecuted in the name of the owner of the Patent or that Carnegie Mellon be joined as a party, Carnegie Mellon shall appear; except that (a) if such appearance could subject Carnegie Mellon to any unrelated action or claim of a third party or Licensee in that or any other jurisdiction, then Carnegie Mellon shall have the right to decline such appearance if Carnegie Mellon may legally do so in the opinions of external legal counsels for both Carnegie Mellon and Licensee; and (b) Carnegie Mellon shall have no obligation to appear, if external legal counsels for both Carnegie Mellon and Licensee agree that Carnegie Mellon has no obligation to appear, if the defendant in such action is Marvell Technology Group, Inc., or any direct or indirect subsidiary thereof, or any successor thereto (collectively, a “Marvell Entity”), or if the defendant in such action is accused of infringement as a result of the manufacture, use, importation into the United States, sale, offer of sale, or other disposition of products or processes sold or provided directly or indirectly by a Marvell Entity. Licensee shall hold Carnegie Mellon harmless from, and indemnify Carnegie Mellon against any liability, damage, loss, or expense that Carnegie Mellon suffers or incurs, including Carnegie Mellon’s attorneys’ fees and expenses, in connection with, in consequence of or resulting from such action, and all liability, damage, loss, or expense suffered or incurred by Carnegie Mellon in connection with, in consequence of or resulting from such action, including reasonable compensation for the time of any Carnegie Mellon personnel, shall be paid by Licensee as the same is incurred by Carnegie Mellon. Settlement of any action brought by Licensee shall require the consent of Carnegie Mellon and any settlement amount or recovery for damages shall be applied as follows: (a) first, to reimburse the parties for their unreimbursed expenses in connection with the litigation; and (b) second, Carnegie Mellon shall receive compensation for unreimbursed time of any Carnegie Mellon personnel involved in the action; and (c) third, Carnegie Mellon shall receive the following percentage of the monies remaining: ten percent (10%).

22.2. In the event that Licensee is unsuccessful in persuading an alleged infringer to desist or fails to initiate any infringement action contemplated by Section 22.1 within a reasonable time after Licensee first becomes aware of the basis for such action, Carnegie Mellon shall have the right, in its sole discretion, to prosecute such infringement action at its sole expense, and any settlement amount or recovery shall belong to Carnegie Mellon.

22.3. Notwithstanding the pendency of any infringement (or other) claim or action by or against Licensee, Licensee shall have no right to terminate or suspend (or escrow) payment of any amounts required to be paid to Carnegie Mellon pursuant to this Agreement.

23. Notices

Any notice under any of the provisions of this Agreement shall be deemed given when (a) personally delivered, or (b) sent prepaid by nationally recognized overnight carrier, or (c) deposited in the mail, postage prepaid, registered or certified first class mail, and in the case of (b) or (c), when addressed to the applicable party at the address stated on the signature page hereof, or such other address as such party shall specify for itself by like notice to other party. Each party shall in the case of (b) or (c), transmit to the other a facsimile copy or an electronic mail copy of each such notice promptly after sending same by nationally recognized overnight carrier or depositing same in the mail, as applicable.

24. Assignment

Licensee shall not assign or transfer this Agreement or any interest herein without the prior written consent of Carnegie Mellon; provided that Licensee can assign this Agreement without such consent in connection with a merger or consolidation of Licensee with or into another entity, change of control, or sale of all or substantially all of Licensee’s assets that relate to the Licensed Technology provided that such successor or purchaser shall agree in writing to be bound by the terms of this Agreement prior to such Assignment. Failure of such assignee to so agree shall be grounds for termination of this Agreement per Section 11.2.

25. Headings

The section headings contained in this Agreement are set forth for the convenience of the parties only, do not form a part of this Agreement and are not to be considered a part hereof for the purpose of construction or interpretation hereof, or otherwise.

26. Severability

If any provision of this Agreement or portion thereof is determined by a court of competent jurisdiction, or declared under any law, rule or regulation of any government having jurisdiction over the parties hereto, to be invalid, illegal or otherwise unenforceable, then such provision will, to the extent permitted by the court or government not be voided but will instead be construed to give effect to its intent to the maximum extent permissible under applicable law and the remainder of this Agreement will remain in full force and effect according to its terms.

(The balance of this page is intentionally left blank).

The parties hereto have caused this Agreement to be executed by their duly authorized representatives in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of the Effective Date.

Carnegie Mellon University

By:	/s/ Robert A. Wooldridge
Robert A. Wooldridge Associate Vice Provost

Date:	12/17/2018

Address for Notices:

Carnegie Mellon University
4615 Forbes Avenue, Suite 302
Pittsburgh, PA 15213
Attention: Associate Vice Provost for Technology Transfer and Enterprise Creation
Email: innovation@cmu.edu
Facsimile: 412-268-7395

NeuBase Therapeutics, Inc.

By:	/s/ Dietrich Stephan
Name: Dietrich Stephan Title: Chief Executive Officer

Date:	12/17/2018

Address for Notices:	2730 Sidney Street, Suite 300 Pittsburgh, PA 15203

Attention:	Dietrich Stephan
Email:	dstephan@neubasetherapeutics.com

Attachment A

Description of Licensed Technology

[* * *]

Attachment B

Assignment Agreement

[* * *]

[Signatures appear on the following page.]

This document is executed with the intent to be legally bound hereby.

[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

Assignment Agreement

[* * *]

This document is executed with the intent to be legally bound hereby.

[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

Attachment C

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. These securities have been acquired for investment and not with a view to distribution, and may not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement for such securities under the Securities Act of 1933, as amended, or an opinion of counsel delivered to the Company that registration is not required under such Act.

NeuBase Therapeutics, Inc.

WARRANT CERTIFICATE

Dated as of December 17, 2018

Warrant to Purchase Equity Interest

Section 1.                Grant of Warrant. NeuBase Therapeutics, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, CARNEGIE MELLON UNIVERSITY (“Carnegie Mellon”) is entitled to purchase, at an aggregate exercise price of $10.00 (the “Exercise Price”) for all Shares evidenced by this Warrant, during the Exercise Period (defined below) up to that number of Shares (as that term is defined in the License (as defined herein)) of the Company (“Equity Interest”) subject to adjustment as herein provided (as so adjusted from time to time, the “Warrant Shares”) that would constitute, when issued and when added to the Shares issued to Carnegie Mellon on December 17, 2018 pursuant to Section 4.1 of the License (as defined in Section 3(b)), eight and two tenths percent (8.2%) of the outstanding Shares of the Company on a fully-diluted basis, that is, treating as outstanding for this purpose all Shares issuable upon exercise or conversion of outstanding warrant, options, purchase rights or convertible securities (whether or not exercisable or convertible as of the date hereof), and treating as Equity Interest for this purpose all equity securities of any series or class, all subject to the terms and conditions set forth herein. Warrant Shares issued to Carnegie Mellon pursuant to this Warrant Certificate shall be of the same class of Shares as those Shares issued to Carnegie Mellon pursuant to Section 4.1 of the License.

Section 2.                Registration. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose, in the name of the record holder of this Warrant from time to time. The Company may deem and treat the registered holder of each Warrant as the absolute owner thereof for the purpose of any exercise thereof or any distribution to the holder thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

Section 3.                Registration of Transfers and Exchanges.

(a)                General. The Company shall register the transfer of any Warrant upon records to be maintained by the Company for that purpose, upon surrender of this Warrant Certificate, with the Form of Assignment attached hereto duly filled in and signed, to the Company at the office specified in or pursuant to Section 4(c). Upon any such registration of transfer, a new Warrant Certificate, in substantially the form of this Warrant Certificate, evidencing the Warrant so transferred shall be issued to the transferee and a new Warrant Certificate, in similar form, evidencing the remaining Warrant not so transferred, if any, shall be issued to the then registered holder thereof.

(b)               Warrant Exchangeable for Different Denominations. This Warrant Certificate is exchangeable, upon the surrender hereof by the holder hereof at the office of the Company specified in or pursuant to Section 4(c), for new Warrant Certificates, in substantially the form of this Warrant Certificate, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder, each of such new Warrant Certificates to be dated the date of such exchange and to represent the right to purchase such number of Warrant Shares as shall be designated by said holder hereof at the time of such surrender.

Section 4.                Duration and Exercise of Warrant.

(a)                Duration. Warrant shall be exercisable by the registered holder thereof on any business day before 5:00 P.M., Pittsburgh time, on the last day of the Exercise Period (the “Expiration Date”). At 5:00 P.M., Pittsburgh time, on the Expiration Date, each Warrant not exercised prior thereto shall expire and be and become void and of no value and all rights under this Warrant Certificate, other than the rights granted with respect to Warrant Shares pursuant to Section 11, shall cease as of such time.

(b)               Exercise. Subject to the provisions of this Warrant Certificate, the holder of each Warrant on or prior to the Expiration Date shall have the right to purchase from the Company (and the Company shall be obligated to issue and sell to such holder) at the Exercise Price the number of fully paid and non-assessable Warrant Shares up to the maximum amount described in Section 1 of this Warrant Certificate. The Warrant represented hereby is being issued to Carnegie Mellon in connection with a License Agreement dated as of December 17, 2018 (as it may be amended from time to time, the “License”) between Carnegie Mellon, as licensor, and the Company, as licensee. The Warrant shall be exercisable upon the earlier of (i) the day that Licensee’s cumulative capital funding and/or receipt of cumulative Revenuesequals the sum of Two Million Dollars (U.S. $2,000,000) or (ii) 30 days prior to any Qualified Sale (as defined in the License) or any other merger, consolidation, reorganization, combination or similar transaction in which the Owners of the Company immediately before such transaction do not continue to control at least a majority of the voting interests in the Company after such transaction. The Warrant shall continue to be exercisable for a period of 30 days following the occurrence of the applicable triggering event described in the immediately preceding sentence (the “Exercise Period”). This Warrant shall be automatically exercised in full, to the extent not previously exercised, upon the date of the consummation of a Qualified IPO (as such term is defined in the License), and the Company thereupon shall issue to the holder the Warrant Shares upon surrender of the certificates representing the Warrant and payment of the Exercise Price, and thereafter all rights under this Warrant Certificate, other than the rights granted with respect to Warrant Shares pursuant to Section 11, shall cease as of such time.

(c)                Manner of Exercise. Upon surrender of this Warrant Certificate, with the Form of Election to Purchase attached hereto duly filled in and signed, to the Company at its office at 2730 Sidney Street, Ste 300, Pittsburgh, PA 15203, or at such other address as the Company may specify in writing to the then registered holder of the Warrant, and upon payment of the Exercise Price, all as specified by the holder of this Warrant Certificate in the Form of Election to Purchase, the Company shall promptly issue and cause to be delivered to or upon the written order of the registered holder of such Warrant, and in such name or names as such registered holder may designate, a certificate for the Warrant Shares issued upon such exercise of such Warrant. Any person or entity so designated to be named therein shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of such Warrant. The “Date of Exercise” of any Warrant means the date on which the Company shall have received (i) this Warrant Certificate, with the Form of Election to Purchase attached hereto appropriately filled in and duly signed, and (ii) payment of the Exercise Price for such Warrant.

(d)               Partial Exercise. The Warrant evidenced by this Warrant Certificate shall be exercisable during the Exercise Period, either as an entirety or for part only of the number of Warrant Shares evidenced by this Warrant Certificate. If less than all of the Warrant Shares evidenced by this Warrant Certificate are exercised at any time during the Exercise Period, the Company shall issue, at its expense, a new Warrant Certificate, in substantially the form of this Warrant Certificate, for the remaining number of Warrant Shares evidenced by this Warrant Certificate.

Section 5.                Payment of Taxes. The Company will pay all taxes attributable to the issuance of the Warrant and the Warrant Shares; provided, however, that the Company shall not be required to pay any tax in respect of the transfer of the Warrant, or the issuance or delivery of certificates for Warrant Shares or other securities in respect of the Warrant Shares upon the exercise of the Warrant, to a person or entity other than a then existing registered holder of the Warrant or an Affiliate of such registered holder. An “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity.

Section 6.                Mutilated or Missing Warrant Certificate. If this Warrant Certificate shall be mutilated, lost, stolen or destroyed, upon request by the registered holder of the Warrant the Company will issue, in exchange for and upon cancellation of the mutilated Warrant Certificate, or in substitution for the lost, stolen or destroyed Warrant Certificate, a new Warrant Certificate, in substantially the form of this Warrant Certificate, of like tenor and representing the equivalent number of Warrant Shares, but, in the case of loss, theft or destruction, only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of this Warrant Certificate and, if requested by the Company, indemnity also satisfactory to it.

Section 7.                Reservation, Listing and Issuance of Warrant Shares.

(a)                General. Until the Expiration Date, the Company will at all times have authorized, and reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon the exercise of the Warrant, the number of shares of Warrant Shares deliverable upon exercise of the Warrant. The Company will, at its expense, use its best efforts to cause such Warrant Shares to be listed (subject to issuance or notice of issuance of Warrant Shares) on all stock exchanges on which the Equity Interest is listed not later than the first anniversary of the License.

(b)           Status of Warrant Shares. The Company covenants that all Warrant Shares will, upon issuance in accordance with the terms of this Warrant Certificate, be (i) duly authorized, fully paid and non-assessable, and (ii) free from all taxes with respect to the issuance thereof and from all liens, charges and security interests, in each case created by the Company.

Section 8.                Certain Adjustments.

(a)            Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, etc. In case the Company (i) consolidates with or merges into any other corporation and is not the continuing or surviving corporation of such consolidation or merger, or (ii) permits any other corporation to consolidate with or merge into the Company and the Company is the continuing or surviving corporation but, in connection with such consolidation or merger, the Equity Interest is changed into or exchanged for stock or other securities of any other corporation or cash or any other assets, or (iii) transfers all or substantially all of its properties and assets to any other corporation, or (iv) effects a capital reorganization or reclassification of the capital stock of the Company in such a way that holders of Equity Interest shall be entitled to receive stock, securities, cash or assets with respect to or in exchange for Equity Interest, then, and in each such case, proper provision shall be made so that, upon the basis and upon the terms and in the manner provided in this subsection (a), the holder of this Warrant Certificate, upon the exercise of the Warrant at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, shall be entitled to receive (at the aggregate Exercise Price in effect for all Shares issuable upon such exercise immediately prior to such consummation as adjusted to the time of such transaction), in lieu of Shares issuable upon such exercise prior to such consummation, the stock and other securities, cash and assets to which such holder would have been entitled upon such consummation if such holder had so exercised such Warrant immediately prior thereto (subject to adjustments subsequent to such corporate action as nearly equivalent as possible to the adjustments provided for in this Section 8).

(b)           Notices. In case at any time:

(A)             the Company shall declare any cash dividend on its Equity Interest;

(B)              the Company shall pay any dividend payable in stock upon its Equity Interest or make any distribution (other than regular cash dividends) to the holders of its Equity Interest;

(C)              the Company shall offer for subscription pro rata to the holders of its Equity Interest any additional shares of stock of any class or other rights;

(D)             the Company shall authorize the distribution to all holders of its Equity Interest of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of earnings or earned surplus or dividends payable in Equity Interest);

(E)              there shall be any capital reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation (other than a subsidiary of the Company in which the Company is the surviving or continuing corporation and no change occurs in the Company’s Equity Interest), or sale of all or substantially all of its assets to, another corporation; or

(F)               there shall be a voluntary or involuntary dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, or winding up of the Company then, in any one or more of said cases, the Company shall give written notice, addressed to the holder of this Warrant Certificate at the address of such holder as shown on the books of the Company, of (1) the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, or (2) the date (or, if not then known, a reasonable approximation thereof by the Company) on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, winding up or other action, as the case may be, shall take place. Such notice shall also specify (or, if not then known, reasonably approximate) the date as of which the holders of Equity Interest of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Equity Interest for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, winding up, or other action, as the case may be. Such written notice shall be given at least twenty days prior to the action in question and not less than twenty days prior to the record date or the date on which the Company’s transfer books are closed in respect thereto.

(c)                Certain Events. If any event occurs as to which the other provisions of this Section 8 are not strictly applicable but the lack of any adjustment would not fairly protect the purchase rights of the holder of this Warrant Certificate in accordance with the basic intent and principles of such provisions, or if strictly applicable would not fairly protect the purchase rights of the holder of this Warrant Certificate in accordance with the basic intent and principles of such provisions, then at the request of the holder the Company shall appoint a firm of independent certified public accountants of recognized national standing reasonably satisfactory to the holder, which shall give their opinion upon the adjustment, if any, on a basis consistent with the basic intent and principles established in the other provisions of this Section 8, necessary to preserve, without dilution, the exercise rights of the registered holder of this Warrant Certificate. Upon receipt of such opinion, the Company shall forthwith make the adjustments described therein.

Section 9.                No Rights as a Stockholder. No holder of this Warrant Certificate, as such, shall be entitled to vote or be deemed the holder of Equity Interest or any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained herein be construed to confer upon the holder of this Warrant Certificate, as such, the rights of a stockholder of the Company or the right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or give or withhold consent to any corporate action or to receive notice of meetings or other actions affecting stockholders (except as provided herein), or to receive dividends or subscription rights or otherwise, until the Date of Exercise of Warrant shall have occurred.

Section 10.            Fractional Warrant and Fractional Warrant Shares.

(a)                Fractional Warrant. The Company shall not be required to issue fractions of Warrant or to distribute any Warrant Certificate which evidences a fractional Warrant, nor shall the Company be required to make any cash adjustment in respect of a fractional interest in a Warrant, but any person or entity entitled to a fractional interest in a Warrant may elect, during such period of time (not less than 20 or more than 90 days from the date such person or entity first becomes entitled to such fractional interest in a Warrant) as the Company shall determine, to purchase the additional fractional interest required to make up a full Warrant or to sell the fractional interest to which such person or entity is entitled. Such election shall be made on a form to be provided for such purpose by the Company. If such election is not made in the time prescribed by the Company, the fractional interest to which such person or entity is entitled shall be sold to a third party or retained as a treasury share. Upon any sale the Company shall promptly deliver to the holder of such fractional interest the proportional amount of the proceeds of such sale attributable to such holder’s fractional interest. Such purchase or sale shall be effected in the manner set forth in subsection (c) of this Section 10 by the Company, acting as agent for the person or entity entitled to such fractional interest. For purposes of subsection (c) of this Section 10, the purchase or sale price of a fractional interest of a Warrant shall be the purchase or sale price for the Equity Interest that would, except for the provisions of this Section, be issuable upon the exercise of such fractional interest.

(b)               Fractional Warrant Shares. The Company shall not be required to issue fractions of Warrant Shares upon exercise of the Warrant or to distribute certificates which evidence fractional Warrant Shares, nor shall the Company be required to make any cash adjustment in respect of a fractional interest in a Warrant Share, but any person or entity entitled to a fraction of a Warrant Share upon exercise of any Warrant may elect, during such period of time (not less than 20 or more than 90 days from the date such person or entity first becomes entitled to such fractional interest in a Warrant Share) as the Company shall determine, to purchase the additional fractional interest required to make up a full Warrant Share or to sell the fractional interest to which such person or entity is entitled. Such election shall be made on a form to be provided for such purpose by the Company. If such election is not made within the time prescribed by the Company, the fractional interest to which such person or entity is entitled will be sold to a third party or retained as a treasury share. Upon any sale the Company shall promptly deliver to the holder of such fractional interest the proportional amount of the proceeds of such sale attributable to such holder’s fractional interest. Such purchase or sale shall be effected in the manner set forth in subsection (c) of this Section 10 by the Company, acting as agent for the person or entity entitled to such fractional interest.

(c)                Certain Procedures Applicable to Purchase and Sale of Fractional Interests. The Company shall bill each person or entity entitled to a fractional interest in the Warrant or Warrant Shares for the cost of any additional fractional interest purchased by the Company as agent for such person or entity or shall remit to such person or entity the proceeds of the sale of any fractional interest sold by it as such agent. In the case of a purchase, the Company may sell the Warrant or Warrant Share to which such person or entity is entitled if payment is not received by the Company within 30 days after the mailing of such bill and, after deducting the amount of such bill and other appropriate charges, shall remit the balance, if any, to such person or entity. Fractional interests shall be non-transferable except by or to the Company acting as herein authorized. The Company may purchase or sell a fractional interest for an amount equal to the current value of such fractional interest computed on the basis of the market price of the Equity Interest on the Date of Exercise of the related Warrant. Purchases and sales of fractional interests by the Company may, in its sole discretion, be set off one against the other on the basis of the market price on the date of setoff.

Section 11.            Registration of Warrant and Warrant Shares.

(a)                No Registration under Securities Act. Neither the Warrant nor the Warrant Shares have been registered under the Securities Act of 1933, as amended (such Act, or any similar Federal statute then in effect, being the “Act”). The Warrant Shares will be marked with a legend similar to the one appearing on the Warrant Certificate. The holder of this Warrant Certificate, by acceptance hereof, represents that it is acquiring the Warrant to be issued to it for its own account and not with a view to the distribution thereof, and agrees not to sell, transfer, pledge or hypothecate any Warrant or any Warrant Shares unless a registration statement is effective for such Warrant or Warrant Shares under the Act or in the opinion of such holder’s counsel (a copy of which opinion shall be delivered to the Company) such transaction is exempt from the registration requirements of the Act.

(b)               Compliance; Financial Information. The Company will use its best efforts to comply with the reporting requirements of Section 13 and 15(d) of the Securities Exchange Act of 1934 (whether or not it shall be required to do so pursuant to such Sections) and will use its best efforts to comply with all other public information reporting requirements of the Securities and Exchange Commission (such Commission or any successor to any or all of its functions being the “Commission”) (including, without limitation, Rule 144 promulgated by the Commission under the Act) from time to time in effect and relating to the availability of an exemption from the Act for sale of restricted securities. The Company shall furnish to Carnegie Mellon financial statements and reports relating to the Company as soon as reasonably practicable following each fiscal quarter and year until such time as the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934. The Company will cooperate with the holder of this Warrant Certificate and with each holder of any Warrant Shares in supplying such information as may be necessary for any such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Act for the sale of restricted securities.

(c)           “Piggyback” Registration. Whenever the Company proposes to file under the Act a registration statement relating to a public offering of its Equity Interest that includes Shares held by stockholders of the Company (other than a registration statement required to be filed in respect of employee benefit plans of the Company on Form S-8 or any similar form from time to time in effect or pursuant to subsection (d) of this Section 11), the Company shall at least fifteen days prior to such filing give effective written notice of such proposed filing to the registered holder of each Warrant or Warrant Share. Upon receipt by the Company not more than fifteen days after such effective notice of a written request or written requests from one or more of such holders for registration of Warrant Shares, the Company shall include in such offering a pro rata portion of the Warrant Shares as to which such holder or holders request such inclusion, on terms and conditions comparable to those of the securities offered on behalf of the Company and the other stockholders whose shares are included in such registration.

(d)           Other Provisions Relating to Registration Rights. In connection with any registration pursuant to this Section 11:

(i)               Duration of Effectiveness of the Registration Statement. The Company shall not be required to maintain the effectiveness of any registration statement under subsection (c) of this Section 11 for a period in excess of six months or, in the case of any registration statement under subsection (c) of this Section 110 filed on a Form S-3 Registration Statement under the Act, for a period in excess of twelve months, or in the case of an underwritten offering, such longer period as may be required by the Act to enable the underwriters to complete such offering.

(ii)              Certain Documents to be Provided by the Company. The Company will furnish to each holder of a Warrant or Warrant Shares (A) at least seven days prior to the filing thereof with the Commission, a copy of the registration statement in the form in which the Company proposes to file the same with the Commission and, not later than the effective date thereof, a copy of any and all amendments to such registration statement, (B) within five days of the filing thereof with the Commission, a copy of any and all post-effective amendments to such registration statement, and (C) at the request of any such holder, a reasonable number of copies of a preliminary prospectus and a final prospectus (each of which shall, as of their respective dates, comply with Section 10 of the Act and shall not, as of such dates, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make statements therein not misleading) covering the offering and sale by such holders of the Warrant Shares to be covered thereby as aforesaid.

(iii)             Stop Order. The Company will advise each of such holders of the entry of any stop order suspending the effectiveness of such registration statement or of the initiation of any proceeding for that purpose, and, if such stop order should be entered, use its best efforts promptly to cause such stop order to be lifted or removed.

(iv)             Required Amendments and Supplements to the Registration Statement. For such period of time (not exceeding the maximum period of time for which the Company is required to maintain the effectiveness of such registration statement) as any of such holders may be required by law to deliver a prospectus in connection with a sale of any Warrant Shares pursuant to such registration statement, if any event shall occur as a result of which it is necessary to amend or supplement the prospectus forming a part of such registration statement in order to correct an untrue statement of a material fact, or an omission to state a material fact necessary to make statements therein, in the light of the circumstances existing when such prospectus is delivered to a purchaser, not misleading or if it is necessary to amend or supplement such prospectus to comply with any law, the Company will forthwith prepare and furnish to each of such holders a reasonable number of amended or supplemented prospectuses so that statements in the prospectuses as so amended or supplemented will not, in the light of the circumstances then existing, be misleading, or so that such prospectuses will comply with law.

(v)             Blue Sky Compliance. The Company will use its reasonable best efforts to quality, file or register the Warrant Shares being registered under the securities laws of such states of the United States of America as may be reasonably designated by the holders of Warrant or Warrant Shares and to obtain the consent, authorization or approval of any governmental agency (other than any such consent, authorization or approval required under any statute or regulation applicable to any such holders and not applicable to investors generally) required in connection with the issuance of the Warrant Shares being registered or in order that such holders may publicly sell the Warrant Shares covered by such registration statement.

(vi)            Expenses. All fees, disbursements and expenses incurred by the Company in connection with the registration pursuant to subsection (c) of this Section 11, and all reasonable fees and disbursements of one counsel for the holders of a Warrant or Warrant Shares, shall be borne by the Company, including, without limitation, all registration and filing fees, all costs of preparation and printing (in such quantities as the holders of a Warrant or Warrant Shares may reasonably request) of any registration statement and related prospectus and any amendments or supplements thereto, all fees and disbursements of counsel for the Company, the expenses of complying with applicable securities or blue sky laws, and all costs in connection with the preparation and delivery of such legal opinions, auditors’ comfort letters or other closing documents as the holders of a Warrant or Warrant Shares shall reasonably request.

(vii)           Indemnity. The Company will indemnify and hold harmless each holder of a Warrant or Warrant Shares and any underwriter (as defined in the Act) for such holder and each person or entity, if any, who controls such holder or underwriter within the meaning of the Act, against any losses, claims, damages, liabilities, costs or expenses, joint or several, or actions in respect thereof to which such holder or underwriter or controlling person or entity may become subject under the Act, or otherwise, insofar as such losses, claims, damages, liabilities, costs, expenses or actions in respect thereof arise out of, or are based upon, or are related to, any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which Warrant Shares of or pertaining to such holder were registered under the Act, any preliminary prospectus, amended preliminary prospectus, or final prospectus contained therein, or any amendment or supplement thereto, or arise out of, or are based upon, or are related to, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such holder or underwriter or controlling person or entity for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided that to the extent that any such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, said preliminary prospectus, said amended preliminary prospectus or said final prospectus or any said amendment or supplement in reliance upon, and in conformity with, written information furnished to the Company in an instrument duly executed by such holder or by any underwriter for such holder specifically for use in the preparation thereof, the Company will not be so liable to such holder or underwriter.

Section 12.            Notices. All notices, requests, demands and other communications relating to this Warrant Certificate shall he in writing, including by telex, telegram or cable, addressed, if to the registered owner hereof, to it at the address furnished by the registered owner to the Company, and if to the Company, to it at 2730 Sidney Street, Ste 300, Pittsburgh, PA 15203, or to such other address as any party shall notify the other party in writing, and shall be effective, in the case of written notice by mail, three days after placement into the mails (first class, postage prepaid), and in the case of notice by facsimile, on the same day as sent.

Section 13.            Binding Effect. This Warrant Certificate shall be binding upon and inure to the sole and exclusive benefit of the Company, its successors and assigns, and Carnegie Mellon and the registered holder or holders from time to time of the Warrant and the Warrant Shares.

Section 14.            Survival of Rights and Duties. This Warrant Certificate shall terminate and be of no further force and effect on the earlier of 5:00 P.M., Pittsburgh time, on the Expiration Date or the date on which all of the Warrant have been exercised.

Section 15.            Governing Law. This Warrant Certificate shall be construed in accordance with and governed by the laws of the State of Pennsylvania.

(The balance of this page is intentionally left blank).

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed under its corporate seal by its officer(s) thereunto duly authorized as of the date hereof.

NEUBASE THERAPEUTICS, INC.

[CORPORATE SEAL]	By:
Name: Dietrich Stephan
Title: CEO

ATTEST:

Secretary

FORM OF ELECTION TO PURCHASE

(To Be Executed by the Holder if the Holder Desires to Exercise the Warrant Evidenced by the Foregoing Warrant Certificate)

To <COMPANY>.:

The undersigned hereby irrevocably elects to exercise the Warrant evidenced by the foregoing Warrant Certificate for, and to purchase thereunder,_____ full Shares issuable upon exercise of said Warrant and delivery of $10.00 in cash, (as provided for in the foregoing Warrant Certificate) and any applicable taxes payable by the undersigned pursuant to such Warrant Certificate.

The undersigned requests that certificates for such shares be issued in the name of

PLEASE INSERT SOCIAL SECURITY OR TAX
IDENTIFICATION NUMBER:

(Please print name and address)

If said number of warrant shares shall not be all the Warrant evidenced by the foregoing Warrant Certificate, the undersigned requests that a new Warrant Certificate evidencing the Warrant not so exercised be issued in the name of and delivered to

(Please print name and address)

Dated: _______, 20__	Name of
Holder (Print):

(By:)
(Title:)

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, _____________ hereby sells, assigns and transfers to each assignee set forth below all of the rights of the undersigned in and to the number of Warrant Shares (as defined in and evidenced by the foregoing Warrant Certificate) set opposite the name of such assignee below and in and to the foregoing Warrant Certificate with respect to said Warrant and the Shares issuable upon exercise of said Warrant:

Name of Assignee	Address	Number of Warrant

If the total of said Warrant Shares shall not be all the Warrant Shares evidenced by the foregoing Warrant Certificate, the undersigned requests that a new Warrant Certificate evidencing the Warrant not so assigned be issued in the name of and delivered to the undersigned.

Name of
Holder (Print):

Dated: ______, 20_	(By:)
(Title:)

Attachment D

Annual Commercialization Report

Per Section 7.4 of the license agreement between Carnegie Mellon and NeuBase Therapeutics, Inc. and dated as of December 17, 2018 (the “Agreement”), Licensee is required to furnish Carnegie Mellon with an annual commercialization report describing Licensee’s efforts to diligently commercialize Licensed Products during the past fiscal year and current plans for the next year. For convenience, Carnegie Mellon is providing the following outline to enable Licensee to report the required information.

Per Section 7.5 of the Agreement, Licensee is required to provide Carnegie Mellon with Licensee’s financial statements for the immediately preceding fiscal year (including, at a minimum, an income statement, a statement of cash flows, and a balance sheet) that have been certified by Licensee’s treasurer, chief financial officer, or an independent auditor. Please include the financial statements with the submission of the Annual Commercialization Report.

The submission will be treated as confidential business information of the company per Section 7.6 of the Agreement.

Instructions:

●	For Yes/No question, please place an “X” between the appropriate brackets.

●	Text box fields will expand as needed. You are not limited to the space provided.

●	Rows can be added or removed from tables as needed.

Licensee Name and Current Address:
Name of Primary Contact:

Effective Date of the Agreement:
Dates of any License Amendments:
Report Period Beginning:	(mm/dd/yyyy)
Report Period Ending:	(mm/dd/yyyy)

Has Licensee been in existence for less than five (5) years?

[_] NO – Licensee has been in existence for five (5) or more years
[_] YES – Please attach Licensee’s most recent business plan to this Annual Report. This submission satisfies the requirements of numbers II, III, and IV below.

I.	Status of Milestones:

Please complete the two tables below:

Past-Year Milestones

Milestone	Contract Deadline	Met? (Y/N)	Achievement Date

Next-Year Milestones

Milestone	Contract Deadline

II.	Commercialization Activities of Past Year:

In the space provided below, please summarize:

●	Licensee’s efforts and accomplishments during past fiscal year to diligently commercialize Licensed Products including any first commercial Dispositions of Licensed Products in any country.

●	Progress towards completing applicable milestones.

●	Research and development activities of past year.

●	Status of obtaining necessary government approvals (if applicable).

III.	Commercialization Activities of Next Year:

In the space provided below, please summarize:

●	Licensee’s development and commercialization plans for Licensed Products during next year.

●	Plans for completing applicable milestones.

●	Planned research and development activities for next year.

●	Plans for obtaining necessary government approvals (if applicable).

IV.	Sales Projections:

In the space provided below, please summarize sales projections for Licensed Products during the next year:

I certify that the information above is true and correct to the best of my knowledge.

By	Date
Signature of authorized representative

Printed Name:

Title:

Carnegie Mellon Contact Information:

Reporting:

(Electronic delivery is preferred)

Attn: Barbara Mulholland
Center for Technology Transfer and Enterprise Creation
Carnegie Mellon University
4615 Forbes Avenue, Suite 302
Pittsburgh, PA 15213
Fax: (412) 268-7395
Phone: (412) 268-7393
E-mail: innovation@cmu.edu